Exhibit 99.1

8X8 ANNOUNCES SETTLEMENT OF LAWSUIT

Santa Clara, Calif., November 12, 2001 -- 8x8, Inc. (Nasdaq: EGHT) announced today that it has settled a lawsuit that was filed against it in April 2001 in British Columbia, Canada by Milinx Business Services, Inc. and Milinx Business Group, Inc. 8x8 was one of five named defendants in the lawsuit, the others being Sun Microsystems, Inc., Netscape Communications Canada, Inc., Burntsand Inc., and Intraware Canada, Inc. As a result of the settlement agreement, 8x8 will recognize approximately $300,000 of previously deferred revenue stemming from a March 2000 license agreement with Milinx. 8x8 has been released of any further obligations to Milinx in exchange for returning a portion of the original license fee.

About 8x8, Inc.

8x8, Inc. offers Voice-over-IP (VoIP) service creation platforms, hosted iPBX solutions (through its subsidiary Centile, Inc.), voice and video semiconductors and related software (through its subsidiary Netergy Microelectronics, Inc.). For more information, visit 8x8's web site at www.8x8.com.